Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Phil Moïse

770-441-2051

IMMUCOR, INC. APPOINTS NEW CHIEF FINANCIAL OFFICER

NORCROSS, GA. (November 20, 2007) - Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today that Richard A. Flynt has agreed to join Immucor as Vice President and Chief Financial Officer effective December 10, 2007.  The company previously announced that current CFO Patrick Waddy intended to resign for family reasons but had agreed to remain until a replacement was hired.  Mr. Waddy now becomes the company’s Vice President of International Finance, reporting to Mr. Flynt, and he will assist in the transition.

Mr. Flynt is a Certified Public Accountant with more than 25 years of financial management experience.  He has most recently served as Vice President — Finance with McKesson Corporation in Alpharetta, Georgia.  From July 2004 through January 2007, he was Senior Vice President — Corporate Controller & Chief Accounting Officer with Per-Se Technologies, Inc., which was acquired by McKesson Corporation in January 2007.  From 1997 through 2004, he served in a variety of senior financial management positions with GNB Technologies, Inc., Exide Technologies, Inc. and GTS Energy.  Prior to that he had 15 years of public accounting experience with Ernst & Young LLP.

Dr. Gioacchino De Chirico, President and Chief Executive Officer stated, “We are extremely pleased to have found an individual with the experience that Rick Flynt brings to the company.  In particular, we were attracted by his strong background in public accounting, his expertise in dealing with complex accounting issues, and his experience as a senior financial executive with publicly-held companies.  Coupled with Patrick Waddy’s established international experience, we believe Mr. Flynt’s joining the company will strengthen our financial and accounting management as we grow our international business in an increasingly complex accounting environment.”

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.